EXHIBIT 10.1

STOCK PURCHASE AGREEMENT DATED AUGUST 12, 2011

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of August 12, 2011 (“Effective Date”), by and among Energy Composites Corporation, a Nevada corporation (“Seller”) and Jamie Mancl and Jennifer Mancl, a husband and wife residing in Wisconsin (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”).

WHEREAS, Seller acquired all the issued and outstanding shares of ECC Corrosion, Inc. (f/k/a Advanced Fiberglass Technologies, Inc.), a Wisconsin corporation (“Company”), from Buyer and the Company’s other shareholders via a reverse acquisition (“ECC Acquisition”) effective October 14, 2008; and

WHEREAS, as a result of the ECC Acquisition, Buyer acquired a majority of Seller’s then issued and outstanding shares and voting control of Seller; and

WHEREAS, subsequent to the ECC Acquisition, the Mancls continued to manage and operate the Company; and

WHEREAS, the Mancls are familiar and knowledgeable about the Company and desire, with the Trust, to re-acquire the Company from the Seller, and Seller is willing to transfer the Company to Buyer on the terms and conditions set forth in this Agreement; and

WHEREAS, the Disinterested Directors, at a meeting duly called and held, have, subject to the conditions set forth herein, (i) determined that this Agreement and the sale of the Company to Buyer, on the terms and subject to the conditions of this Agreement, is advisable and in the best interests of Seller and Seller’s shareholders and (ii) recommended the Board of Directors of Seller (the “Seller Board”) to adopt resolutions approving and adopting this Agreement and recommending that Seller’s shareholders approve and adopt this Agreement (to the extent required by applicable Legal Requirements) (collectively, the “Disinterested Directors’ Recommendation”); and

WHEREAS, the Seller Board, acting on the recommendation of the Disinterested Directors, at a meeting duly called and held, has, on the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, (i) determined that it is advisable and in the best interest of Seller and Seller’s shareholders to sell the Company to Buyer on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, and (iii) recommended that Seller’s shareholders approve and adopt this Agreement (to the extent required by applicable Legal Requirements) (collectively, the “Seller Board Recommendation”).

NOW, THEREFORE, in consideration of the premises and mutual agreements, representations, warranties, covenants and understandings hereinafter set forth, the parties hereto agree as follows:

SECTION 1
Certain Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

“Buyer’s Transferred Stock” has the meaning ascribed to it in Section 2.2, below.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

“Disclosure Document” means a document required to be filed with the SEC or required to be distributed or otherwise disseminated to Seller’s shareholders in connection with the transactions contemplated by this Agreement.

“Disinterested Directors” means Samuel Fairchild, Thomas Klismith, James Miller, and Daniel Wergin.

 “Governmental Authority” means (i) the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States of America) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any state, province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority or instrumentality of any of the same.

 “Judgment” means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“knowledge” of Seller of or with respect to any matter means that either Seller or any of its executive officers or directors has actual awareness or knowledge of such matter, and “knowledge” of Buyer of or with respect to any matter means that either Buyer has actual awareness or knowledge of such matter.

“Lakeshore Agreement” means that certain Agreement dated July 30, 2011, between Lakeshore Wind Investments, LLC, and Jamie Mancl.

“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.

“Lien” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses), which otherwise constitutes an interest in or claim against property, but excepting ad valorem taxes not currently due and payable.

“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

“Losses” means any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person seeking the recovery of damages or indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification or damages are sought, but shall in no event include incidental or consequential damages.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association, unincorporated entity or other entity of any kind.

“Retained Buyer’s Stock” means those 523,592 shares of common stock of Seller currently registered in the name of Jamie L. Mancl and Jennifer L. Mancl, as Trustees of the Jamie L. and Jennifer L. Mancl Revocable Trust u/a/d January 24, 2007, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means all the outstanding shares of common stock of the Company.

“Tax Return” means any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.

“Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

SECTION 2
Sale of Shares

2.1.           Transfer of Shares.  Subject to the terms and conditions of this Agreement, at Closing Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, the Shares (the “Shares Transaction”).  Such transfer and purchase shall be pro rata among each individual Buyer in relation to their respective ownership of Buyer’s Transferred Stock.  Buyer and Seller shall, on the Closing Date, deliver all documents required to be delivered pursuant to Section 6 hereof.  All instruments and documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to Buyer and Seller.

2.2.           Purchase Consideration.  As consideration for the Shares, Buyer shall: (i) transfer to Seller all outstanding stock of Seller owned directly or indirectly by Buyer but excepting (i) the Retained Buyer’s Stock (as excepted, “Buyer’s Transferred Stock”); (ii) relinquish to Seller all options and warrants to acquire any stock of Seller held, directly or indirectly, by Buyer; and (iii) agree to the cancellation of all benefits being received by Buyer, directly or indirectly, under any and all Contracts with Seller.

2.3.           Transfer Taxes.  Buyer shall be solely responsible for the payment of, and shall timely pay in accordance with all applicable Legal Requirements, all stamp, transfer and similar taxes and fees relating to the transactions contemplated hereby, if any, and shall indemnify and hold harmless Seller from and against all Losses arising with respect thereto.

2.4.           Retained Liabilities.  Seller acknowledges that the liabilities and obligations set forth on the attached Exhibit A (the “Retained Liabilities”) are the liabilities and obligations solely of Seller and

Seller shall retain and be responsible for the Retained Liabilities.  Seller shall not be liable for any liabilities, Contracts or other obligations of the Company which are not specifically listed on Exhibit A and Buyer shall indemnify Seller against all such liabilities, Contracts and other obligations.

2.5           Directors.  Following the date hereof and until the Closing Date, neither Seller nor the Mancls shall take any action to remove any of the Disinterested Directors.  Prior to the Closing Date, in addition to any approvals of the Seller Board or the Seller’s shareholders as may be required by the Seller’s Articles of Incorporation or By-laws or applicable Legal Requirements, the affirmative vote of a majority the Disinterested Directors shall be required (i) for Seller to terminate this Agreement or amend this Agreement, or (ii) for Seller to exercise or waive any of the Seller’s rights, benefits or remedies under this Agreement.

SECTION 3
Closing

3.1.           Date and Place.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place as promptly as practicable, but no later than five (5) business days, following the satisfaction or waiver of the conditions set forth in Section 6, at the offices of Dill Dill Carr Stonbraker & Hutchings, PC, 455 Sherman Street, Suite 300, Denver, Colorado, unless another place or time is agreed to by the Buyer and Seller.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

3.2.           Further Assurances.  At or after Closing, each party, at the request of the other party, shall promptly execute and deliver, or cause to be executed and delivered, to such other party, all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance satisfactory to the requesting party, as reasonably requested in order to carry out or evidence the terms of this Agreement.

SECTION 4
Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

4.1.           Enforceability.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.2.           Ownership of Shares.  Seller is the owner of the Shares, beneficially and of record, free and clear of all Liens.  Upon delivery to Buyer of the certificates for the Shares pursuant to this Agreement for the consideration provided herein, Buyer will be vested with full right and title to the Shares and all incidents of ownership thereof, free and clear of all Liens.  There are no stockholder agreements, voting trusts or other written agreements regarding the transferability of the Shares.

4.3.           Organization and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted.

4.4.           Capitalization of the Company.  The authorized capital stock of the Company consists solely of 9,000 shares of common stock, $0.01 per share par value.  Except for the Shares, there are no shares of capital stock of the Company issued or outstanding.  There are no authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Seller or the Company to purchase or otherwise acquire any security of or equity interest in the Company.

4.5.           No Conflicts; Required Consents.  Except for those certain loans due to Nekoosa Port Edwards State Bank (“Bank”) and the City of Wisconsin Rapids, the execution, delivery and performance by Seller of this Agreement do not and will not:  (i) conflict with or violate any provision of the articles of incorporation or bylaws of Seller; (ii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Seller is a party or by which Seller is bound or affected; (iii) result in the creation or imposition of any Lien against or upon the Shares or any of the assets or properties owned or leased by the Company; (iv) except with respect to the Disclosure Documents, require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (v) conflict with or violate any applicable Legal Requirement.

4.6           Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a)  compliance with any applicable requirements of any other applicable U.S. state or federal securities laws; and (b) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to consummate the transactions contemplated herein

4.7           No Undisclosed Liabilities.  Except (a) as adequately reflected or reserved against in the Company’s consolidated balance sheet dated March 31, 2011, included in Seller’s filings with the SEC, (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or the Company, or (c) liabilities or obligations known by Buyer, neither Seller nor the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Seller and the Company.

4.8           Absence of Litigation.  As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or the Company, or any of their respective properties, assets or rights, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Authority.

SECTION 5
Representations and Warranties of Buyer

Buyer, individually and jointly, represents and warrants to Seller as follows:

5.1.           Enforceability.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2.           No Conflicts; Required Consents.  The execution, delivery and performance by Buyer of this Agreement do not and will not:  (i) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Buyer is a party or by which Buyer is bound or affected; (ii) result in the creation or imposition of any Lien against or upon the Shares or any of the assets or properties owned or leased by Buyer; (iii) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (iv) conflict with or violate any applicable Legal Requirement.

5.3.           Investment.  Buyer is acquiring the Shares for its or their own account, for investment purposes and not with a view to distribution or resale thereof in violation of applicable securities Legal Requirements.  Buyer understands that (a) the Shares have not been registered under the Securities Act of 1933, and state securities law, or any other applicable securities Legal Requirements on the grounds that the sale of the Shares is a limited or non-public offering and therefore exempt from registration, (b) in selling the Shares, Seller has relied upon the fact that the Shares are to be held by Buyer for investment, and (c) exemption from registration would not be available if the Shares were acquired by Buyer with a view to distribution or resale.

5.4.           Knowledge of Company and Seller.  The Mancls have managed and operated the Company prior to the ECC Acquisition and, at all times subsequent to the ECC Acquisition, have managed and operated the Company and Seller.  As a result, the Mancls are familiar with, and knowledgeable of, all managerial and operational matters relating to the Company and Seller.

5.5           Absence of Litigation.  As of the date hereof, there is no material claim, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, or any of their respective properties, assets or rights, or against any employees of Buyer, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Authority.

SECTION 6
CONDITIONS TO CLOSING

6.1           Conditions to Buyer’s Obligations.  The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the fulfillment of each of the following conditions as of the Closing:

(a)           Accuracy of Representations and Compliance with Agreement.  All representations and warranties of Seller contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Seller shall have performed and complied with, in all material respects, all of its obligations under this Agreement.

(b)           Consents or Waivers to Assignments and Transfers.  All consents, approvals or waivers required for the sale or assignment in accordance herewith of the Shares shall have been obtained by Seller on or before the Closing and all such consents, waivers and approvals shall be in full force and effect as of the Closing.

(c)           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person or governmental agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

(d)           Ordinary Course of Business.  Seller shall not have caused the Company to operate outside the Company’s ordinary course of business prior to Closing.

(e)           Disclosure Documents.  Seller shall have filed or distributed, as applicable, all Disclosure Documents which are required by applicable Legal Requirements.

(f)           Delivery of Documents.  Seller shall have delivered to Buyer the following documents:

(i)           the certificates representing the Shares, duly endorsed in blank or with separate stock powers endorsed in blank, with all requisite stock transfer stamps attached;

(ii)           copies of the written resignations of all current officers and directors of the Company, other than Buyer;

(iii)           all stock ledgers and corporate minute books of the Company, together with all other documents and instruments pertaining to or affecting the Company, including but not limited to all Contracts of the Company, that are in the actual possession of Seller;

(iv)           a certificate of the secretary of Seller, dated as of the Closing Date, certifying resolutions of the Seller Board approving the execution, delivery and performance of this Agreement by Seller;

(vi)           a certificate of the secretary of Seller, dated as of the Closing Date, certifying that the Company has obtained the approval and consent of Seller’s shareholders  required to be obtained by Seller to approve the execution, delivery and performance of this Agreement pursuant to applicable Legal Requirements; and

(vi)           a certificate, dated as of the Closing Date, executed by Seller, certifying as to the satisfaction of the conditions set forth in Section 6.1(a).

6.2           Conditions to Obligations of Seller.  The obligations of Seller under this Agreement are subject, at the option of Seller, to the fulfillment of each of the following conditions as of the Closing:

(a)           Accuracy of Representations and Compliance with Agreement.  All representations and warranties of Buyer contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Buyer shall have performed and complied with, in all material respects, all of its obligations under this Agreement and there shall be no uncured default of Buyer under any term of this Agreement.

(b)           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person or governmental agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

(c)           Ordinary Course of Business.  Buyer shall not have caused the Company to operate outside the Company’s ordinary course of business prior to Closing.

(d)           Officers Certificates.  Seller shall have received certificates in the form attached hereto as Exhibit B, executed by each of its Chief Executive Office, Chief Financial Officer and General Counsel.

(e)           Release from Lenders.  Seller shall have received a full release from the Bank and from the City of Wisconsin Rapids in a form satisfactory to Seller.

 (f)           Delivery of Documents.  Buyer shall have delivered to Seller the following documents:

(i)           the certificates representing the Buyer’s Transferred Stock, duly endorsed in blank or with separate stock powers endorsed in blank, with all requisite stock transfer stamps attached;

(ii)           a document in form attached hereto as Exhibit C evidencing the relinquishment of Buyer’s options and/or warrants for Seller’s stock, executed by Buyer;

(iii)           a document in the form attached hereto as Exhibit D evidencing Buyer’s agreement to cancel all benefits being received, directly or indirectly, under any and all Contracts with Seller;

(iv)           Buyer’s resignation from all positions with Seller; and

(v)           a certificate, dated as of the Closing Date, executed by Buyer, certifying as to the satisfaction of the conditions set forth in Section 6.2(a).

6.3           Conditions to Obligations of all Parties.  The obligations of all parties under this Agreement are subject to fulfillment of each of the following conditions of the closing:

(a)           Lakeshore Agreements.  At or prior to the Closing execution of the Lakeshore Agreement, the related Escrow Agreement, and all agreements contemplated therein (including the option agreements referenced therein) by all applicable parties to such agreements, and transfer of all shares of Seller’s common stock and accounts payable of the Company, as contemplated therein.

(b)           Consents.  The parties shall have received all consents necessary for the consummation of the Transaction, including, without limitation, the approval of the Disinterested Directors and any consents required from Seller’s shareholders, any secured lender to Seller who holds a security interest in any of the assets of the Company, and/or any party whose consent is required to transfer the Shares.

SECTION 7
Certain Covenants of Buyer, Seller and Diversified

7.1.           Covenant Not to Compete.  Seller covenants and agrees that, during the two-year period from and after the Closing Date (“Restricted Period”), it will not, directly or indirectly own, manage, operate, or control, or become associated in any capacity with, or have any financial interest in, or lend its name to, or be employed by, any enterprise, firm, or corporation engaged in a business which is competitive in the United States of America with the business of the Company as conducted on the Closing Date (a “Buyer Competing Business”).

7.2           Non-Solicitation.  Each party agrees that during the Restricted Period, it will not in any way, directly or indirectly, (i) for the purpose of conducting or engaging in any business that competes with (a) as it relates to Seller, a Buyer Competing Business, or (b) as it relates to Buyer, the business of Seller, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or Seller; respectively, except in the ordinary course of business as conducted as of the Closing

Date, (ii) take away or interfere or attempt to interfere with any custom, trade, business or patronage of the other party’s business, or (iii) interfere with or attempt to interfere with any officers, employees, representatives or agents of Seller as it relates to Buyer, or the Company as it relates to Seller, or induce or attempt to induce any of them to leave the employ of the Seller or the Company as applicable, or violate the terms of their contracts, or any employment arrangements, with the Seller or the Company, as applicable.

7.3.           Confidentiality.  From and after Closing, Buyer shall not disclose to third parties, and will not use for its own account, any trade secrets or business secrets or other non-public information relating to Seller; and Seller shall not disclose to third parties, and will not use for its own account, any trade secrets or business secrets or other non-public information relating to the Company or Buyer; provided that (a) a party may use or disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations hereunder), and (b) to the extent that a party may become compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it shall have used good faith reasonable efforts, and shall have afforded the other party the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information compelled to be disclosed.

7.4.           Publicity.  Seller and Buyer shall each consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case such party shall notify the other party about the form, content and timing of such release or disclosure prior to such release or disclosure.

7.5.           Non-Disparagement.  Each party agree that it shall not disparage, defame, or deprecate the other party to this Agreement.  If either party breaches this non-disparagement agreement, then the disparaging party shall indemnify the disparaged party in full for all damages caused by the disparagement, including reasonable attorneys’ fees and costs.

7.6.           Use of Name.  Seller shall have no rights to, and shall not use, the name “Energy Composites Corporation” in any manner subsequent to the Closing.

7.7.           Directors and Officers Insurance.  Seller shall obtain director and officer liability insurance tail coverage for any Buyer who was a director or officer prior to the Closing and for whom such insurance coverage was in force prior to the Closing.  Such tail coverage shall be effective for a period of one year after the Closing Date.

7.8.           Retained Buyer’s Stock.  During the time that any Retained Buyer’s Stock is held by Lakeshore Wind Investments, LLC (or any successor entity or transferee thereof) or in escrow pursuant to the Lakeshore Agreement or any security agreement is effective and for a period of two years from and after the date such shares are returned to any Buyer, Buyer shall not request the registration of any shares of stock within the Retained Buyer’s Stock nor transfer any shares of such stock without Seller’s prior written consent.

7.9.           Disclosure Documents.  Seller shall file or distribute on behalf of Seller all necessary Disclosure Documents in connection with the transactions contemplated herein and agrees that the Disclosure Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Seller’s Shareholders and at the Closing Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Seller agrees promptly to correct any information in the Disclosure Documents if and to the extent that such information shall have become false or misleading in any material respect and Seller further agrees to take all steps necessary to cause the Disclosure Documents as so corrected to be filed with the SEC and distributed to Seller’s shareholders as and to the extent required by applicable federal securities laws.  Seller shall use its reasonable efforts to file or distribute, as applicable, all Disclosure Documents in a timely manner.  No later than 24 hours prior to filing or distributing as applicable, any Disclosure Document, Seller shall provide Buyer with a draft of such Disclosure Document and may incorporate any reasonable comments from Buyer to such Disclosure Document provided prior to filing or distribution, as applicable.  Buyer and Seller shall cooperate with each other and promptly provide any information or other materials required for Disclosure Documents.

7.10           No-Shop.  After execution of this Agreement and prior to Closing, Seller shall not solicit, initiate or encourage any inquiries or proposals from or discuss or negotiate with any other party, any direct or indirect possible sale of all or a substantial portion of the Shares or the business of the Company (“Alternate Sale”).  Notwithstanding the foregoing, Seller or any of its officers, directors, employees, or other agents may engage in the discussion or negotiation of an Alternate Sale upon receipt of a bona fide, unsolicited offer from a third party that, the Seller Board determines in good faith, is likely to result in terms that are more favorable to Seller’s shareholders from a financial point of view than the sale of Shares to Buyer contemplated by this Agreement.

7.11               Adverse Recommendation Change.  Subject to Section 9.1(c), each of the Disinterested Directors and the Seller Board shall (a) make the Disinterested Directors’ Recommendation and the Seller Board Recommendation, as applicable and (b) not withhold, withdraw, qualify, fail to make or modify in a manner adverse to Buyer the Disinterested Directors’ Recommendation or the Seller Board Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Disinterested Directors’ Recommendation or the Seller Board Recommendation (collectively, an ‘‘Adverse Recommendation Change”).

7.12               Notice of Certain Events.  Provided that the delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to a party, each party shall promptly notify the other party of:

(a) to such party’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority received by such party in connection with or relating to the transactions contemplated by this Agreement; and

(c) any suits or proceedings commenced against Buyer, Seller or the Company that relate to the consummation of the transactions contemplated by this Agreement.

SECTION 8
Tax Matters

Buyer shall cause the Company to provide Seller with the right, upon reasonable notice, to have access to, and to copy and use, any records or information and personnel that may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any Governmental Authority or any litigation relating to liability for Taxes.  Buyer shall cause the Company to close its books, for tax purposes, as of the date of Closing and to use the accrual method of accounting to close the

Company’s tax year.   Buyer and Seller shall, and Buyer shall cause the Company to, execute, deliver and, if appropriate, file with the appropriate taxing authorities such tax elections and consents and such other documents as may be necessary to accomplish the foregoing.  Buyer and Seller shall, and Buyer shall cause the Company to, cooperate with each other concerning the information to be included and elections to be made on all state and federal income Tax Returns filed with respect to the Company or its business for the tax year 2011, and no such Tax Returns shall be filed by Buyer, Seller, or the Company without the approval of the others, which approval shall not be unreasonably withheld.

SECTION 9
Termination

9.1.           Grounds for Termination.  This Agreement may be terminated at any time prior to Closing:

                                 (a)            by mutual written agreement of Seller (provided that such termination has been approved by the Disinterested Directors) and Buyer; or

                                 (b)            by Seller if the Closing shall not have occurred on or prior to September 15, 2011 (as such date may be extended by Seller in its sole discretion as a result of a review of the Shares Transaction or any documents relating thereto by any Governmental Authority); or

  (c)           by Seller, if the Disinterested Directors determine in good faith that it would be inconsistent with its fiduciary duties under applicable Legal Requirements to continue to recommend that Seller’s shareholders, to the extent required by applicable Legal Requirements, approve this Agreement and the transactions contemplated herein.  In such case, the Disinterested Directors and the Seller Board (acting upon the recommendation of the Disinterested Directors) may make an Adverse Recommendation Change and terminate this Agreement; provided, that the Disinterested Directors and the Seller Board may not make an Adverse Recommendation Change until after at least 24 hours after notifying Buyer that the Disinterested Directors and/or the Seller Board intends to make such an Adverse Recommendation Change and the reasons therefor.  The Disinterested Directors and/or the Seller Board may consider any modifications proposed by Buyer during such 24-hour period in order to eliminate the need for such Adverse Recommendation Change.

9.2               Result of Termination.  Upon termination of this Agreement, the Agreement shall become void and there shall be no liability on the part of any party hereto, except that Seller’s obligation pursuant to Section 12.1 shall survive such termination and nothing herein shall relieve either party from liability for any breach of this Agreement that occurred prior to termination of this Agreement.

SECTION 10
Indemnification

10.1           Indemnification by Seller.  From and after Closing, Seller shall indemnify and hold harmless Buyer and their agents and representatives and any Person claiming by or through any of them, from and against any and all Losses arising out of or resulting from:

(i)           any representations and warranties of Seller in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(ii)           any failure by Seller to perform any of their covenants, agreements or obligations in this Agreement;

(iii)           all liabilities or obligations of the Seller, relating to, or arising out of its activities during periods prior to the ECC acquisition; and

(iv)           any shareholder claim that is raised by, through or as a result of actions of Diversified Equities Partners, LLC.

10.2           Indemnification by Buyer.  From and after Closing, Buyer shall indemnify and hold harmless Seller and their agents and representatives and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(i)           any representations and warranties of Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(ii)           any failure by Buyer to perform any of their covenants, agreements or obligations in this Agreement; and

(iii)           all liabilities and obligations of the Company relating to, or arising out of its activities during periods on or subsequent to Closing, including, without limitation, liabilities owed to any taxing authority.

In addition, from and after Closing, Buyer shall cause the Company to indemnify and hold harmless Seller and their agents and representatives and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from all liabilities and obligations of the Company relating to, or arising out of its activities during periods prior to Closing, including, without limitation, liabilities owed to any taxing authority.

10.3           Indemnification Against Third-Party Claims.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 10.1 or 10.2 the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the “Indemnitor”) and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of Indemnitor’s obligations hereunder.  In case any Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor’s expense.  If the Indemnitor, at the Indemnitee’s request, shall assume the defense of any Litigation, Indemnitor shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation.

10.4           Time and Manner of Certain Claims.  The representations and warranties of Seller and Buyer in this Agreement shall survive Closing, provided, however, that notwithstanding any provision to the contrary in this Agreement, (a) an Indemnitor’s obligation to indemnify an Indemnitee under this Agreement shall not arise unless and until the aggregate of the Losses for which the Indemnitee is entitled to indemnification exceeds $50,000, in which event the Indemnitor’s obligation to indemnify shall be for the aggregate of all Losses (including the first $50,000), and (b) an Indemnitee shall be entitled to indemnification only if such Indemnitee gives written notice to the Indemnitor within two years after Closing.

SECTION 11
DISPUTE RESOLUTION

11.1           Good Faith Negotiation.  If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve such dispute between themselves by prompt face-to-face negotiations in good faith.  The representative of Seller shall be a member of its senior management.  The representative of Buyer shall be Jamie Mancl.  If the parties are unable to resolve their dispute in this manner within thirty (30) days (or such different period as they may otherwise select) following the date on which one party first notified the other (the “Notice Date”) that a dispute existed, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.2           Arbitration.  Any dispute which has not been resolved by good faith negotiation pursuant to Section 11.1, shall be settled by arbitration, conducted on a confidential basis under the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) strictly in accordance with the terms of this Agreement and the substantive law of the State of Nevada, including such law with respect to the statute of limitations.  The arbitration shall be conducted at the AAA’s regional office located in or nearest to Las Vegas, NV by a single arbitrator.  The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction.  The prevailing party in any such arbitration shall be entitled to all costs and expenses of such arbitration (including reasonable legal fees).  In the event that an award not entirely in favor of either party is entered by the arbitrator, the costs and expenses of the arbitration shall be paid as directed by the arbitrator.  The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any such dispute.

11.3           Miscellaneous.  Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests, but shall not be sought as a means to avoid or stay arbitration.  Each party shall continue to observe and perform its obligations under this Agreement pending final resolution of this dispute arising thereunder, unless to do so would be impossible or impracticable under the circumstance.

SECTION 12
Miscellaneous

12.1.           Expenses.  Each of the parties shall pay their own expenses and the fees and expenses of their counsel, accountants and other experts, except that Seller shall reimburse Buyer for its documented, reasonable and necessary expenses actually incurred for legal and accounting advice relating to the proposed Shares Transaction up to an amount of $75,000 in the event this Agreement is terminated for any reason other than (i) by Seller due to breach of Buyer, or (ii) pursuant to Section 9.1.  Notwithstanding anything to the contrary herein, if any Litigation between Seller and Buyer with respect to this Agreement or the transactions contemplated hereby shall be resolved or adjudicated by a Judgment, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys’ fees and costs and expenses of litigation.

12.2.           Waivers.  The failure of one of the parties to insist upon the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach thereof shall not constitute a waiver of that or any other provision of this Agreement or limit that party’s right thereafter to enforce any provision or exercise any right.

12.3.           Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.4.           Notices.  All notices, reports, records, or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Seller:

Energy Composites Corporation
c/o Choice Incorporated
100 Maritime Drive, Suite 3C
Manitowoc, WI 54220
Fax: 920.682.0300
Attention:  Daniel Wergin

With a copy (which shall not constitute notice) to:

Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, Colorado 80203
Facsimile: 303-777-3823
Attention: Fay M. Matsukage

If to Buyer:

Jamie and Jennifer Mancl
4710 Black Forest Drive
Wisconsin Rapids, WI 54494
Fax: (715) 421-2408

With a copy to:

Sverre D. Roang, Esq.
Whyte Hirschboeck Dudek S.C.
33 E. Main Street, Suite 300
Madison, WI  53703

or to such other address as such party may have given to the other by notice pursuant to this Section.  Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

12.5.           Entire Agreement; Amendments.  This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced.

12.6.           Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Neither Buyer nor Seller shall assign this Agreement or delegate any of their duties hereunder to any other Person without the prior written consent of the other.

12.7.           Headings and Exhibits.  The section and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  References to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

12.8.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same Agreement.

12.9.           Governing Law.  The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of law of such state.

12.10.                      Jurisdiction.  Subject to the provisions of Article 11 hereof, any action or proceeding against Buyer or Seller relating in any way to this Agreement or the obligations of any party arising from any of the transactions contemplated herein shall be brought and enforced only in the courts of the State of Nevada or of the United States for the District of Nevada, and Buyer and Seller each irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

12.11.                      Third Parties; Joint Ventures.  This Agreement constitutes an agreement solely among the parties hereto and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any person (including but not limited to any Company employee or former employee) other than the parties hereto and their respective heirs, legal representatives, successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

12.12.                      Construction.  This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

12.13                      Facsimile or pdf Signatures.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Agreement effective as of the Effective Date.

SELLER:

ENERGY COMPOSITES CORPORATION

By:   /s/ James F. Miller
Name:   James F. Miller
Title:      Director

BUYER:

THE MANCLS

/s/ Jamie Mancl
                        Jamie Mancl

                    /s/ Jennifer Mancl
                     Jennifer Mancl

JAMIE & JENNIFER MANCL 2009 GST TRUST

By: /s/ Robb N. Sigler
       Robb N. Sigler                           , Trustee

M&W FIBERGLASS, LLC

By:  /s/ Jamie Mancl
Name:   Jamie Mancl
                      Title:        Member

EXHIBIT A

Retained Liabilities

1.	Dill Dill Carr Stonbraker & Hutchings, PC [______________]

2.	Moquist Thorvilson Kaufmann Kennedy & Pieper LLC [____________]

Exhibit B-1

CERTIFICATE

Jamie Mancl does hereby certify as follows:

1.           He is the Chief Executive Officer of Energy Composites Corporation (“Seller”);

2.           To his knowledge, all representations and warranties made by Seller in that certain Stock Purchase Agreement (“Agreement”) effective August 12, 2011 among Seller, Jamie and Jennifer Mancl (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”) are true and correct as of the date of the Agreement and as of the date of this Certificate with the same force and effect as though made on and as of such dates.

Dated:  September ___, 2011.

________________________________
Jamie Mancl

Exhibit B-2

CERTIFICATE

Timothy Sherlock does hereby certify as follows:

1.           He is the Interim Chief Financial Officer of Energy Composites Corporation (“Seller”);

2.           To his knowledge, all representations and warranties made by Seller in that certain Stock Purchase Agreement (“Agreement”) effective August 12, 2011 among Seller, Jamie and Jennifer Mancl (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”) are true and correct as of the date of the Agreement and as of the date of this Certificate with the same force and effect as though made on and as of such dates.

Dated:  September ___, 2011.

________________________________
Timothy Sherlock

Exhibit B-3

CERTIFICATE

Ken Iwinski does hereby certify as follows:

1.           He is the General Counsel and Secretary of Energy Composites Corporation (“Seller”);

2.           To his knowledge, all representations and warranties made by Seller in that certain Stock Purchase Agreement (“Agreement”) dated August 12, 2011 among Seller, Jamie and Jennifer Mancl (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”) are true and correct as of the date of the Agreement and as of the date of this Certificate with the same force and effect as though made on and as of such dates.

Dated:  September ___, 2011.

________________________________
Ken Iwinski

Exhibit C

Buyer’s Relinquishment of Options and/Warrants

September ____, 2011

Energy Composites Corporation
4400 Commerce Drive
Wisconsin Rapids, WI  54494

Dear Sir/Madam:

Effective upon the closing of the transactions contemplated by that certain Stock Purchase Agreement dated effective as of August 12, 2011 Energy Composites Corporation (“Seller”), Jamie and Jennifer Mancl (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”), Buyer hereby relinquishes any and all stock options and/or warrants for Seller’s stock.

Sincerely,

THE MANCLS		M & W FIBERGLASS, LLC

/s/	By:	/s/
Jamie Mancl		Name:
Title:

Jennifer Mancl

JAMIE & JENNIFER MANCL 2009 GST TRUST

By:
, Trustee

Exhibit D

Buyer’s Cancellation of Benefits under Contracts

September ____, 2011

Energy Composites Corporation
4400 Commerce Drive
Wisconsin Rapids, WI  54494

Dear Sir/Madam:

Effective upon the closing of the transactions contemplated by that certain Stock Purchase Agreement dated effective as of August 12, 2011 Energy Composites Corporation (“Seller”), Jamie and Jennifer Mancl (the “Mancls”), the Jamie & Jennifer Mancl 2009 GST Trust (the “Trust”), M&W Fiberglass, LLC (“M&W”, and together with the Mancls and the Trust, individually and collectively, “Buyer”), Buyer hereby agrees to the cancellation of all benefits being received or to be received, directly or indirectly, under any and all Contracts (as defined in the Agreement) with Seller.

Sincerely,

THE MANCLS		M & W FIBERGLASS, LLC

/s/	By:	/s/
Jamie Mancl		Name:
Title:

Jennifer Mancl

JAMIE & JENNIFER MANCL 2009 GST TRUST

By:
, Trustee